Page 1 of 12 Pages


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*


                            ADAPTIVE SOLUTIONS, INC.
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)

                                   00650P107
                                (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 00650P107                             Page 2 of 12 pages
------------------------------------------------------------------
(1)            NAME OF REPORTING PERSON
               S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Aperture Associates, L.P.
            94-3128732
------------------------------------------------------------------
(2)            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
               *
                                             (a)  / /
                                             (b)  /x/
------------------------------------------------------------------
(3)   SEC USE ONLY

------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
------------------------------------------------------------------
                          (5)      SOLE VOTING POWER
                                   333,888
                          ----------------------------------------
NUMBER OF SHARES          (6)      SHARED VOTING POWER
BENEFICIALLY OWNED BY              0
EACH REPORTING PERSON     ----------------------------------------
WITH                      (7)      SOLE DISPOSITIVE POWER
                                   333,888
                          ----------------------------------------
                          (8)      SHARED DISPOSITIVE POWER
                                   0

------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        333,888
------------------------------------------------------------------
(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                 / /

------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       4.8%
------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON*

          PN
------------------------------------------------------------------

CUSIP No. 00650P107                             Page 3 of 12 pages
------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Horsley Bridge Partners, Inc.
            16-1193261
------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      *
                                             (a)  / /
                                             (b)  /x/
------------------------------------------------------------------
(3)   SEC USE ONLY

------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
------------------------------------------------------------------
                          (5)      SOLE VOTING POWER
                                   0
                          ----------------------------------------
NUMBER OF SHARES          (6)      SHARED VOTING POWER
BENEFICIALLY OWNED BY              333,888
EACH REPORTING PERSON     ----------------------------------------
WITH                      (7)      SOLE DISPOSITIVE POWER
                                   0
                          ----------------------------------------
                          (8)      SHARED DISPOSITIVE POWER
                                   333,888

------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        333,888
------------------------------------------------------------------
(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                 / /

------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       4.8%
------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON*

          IA, CO
------------------------------------------------------------------

CUSIP No. 00650P107                             Page 4 of 12 pages
------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Kevin P. Wright
            ###-##-####
------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      *
                                             (a)  / /
                                             (b)  /x/
------------------------------------------------------------------
(3)   SEC USE ONLY

------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
------------------------------------------------------------------
                          (5)      SOLE VOTING POWER
                                   0
                          ----------------------------------------
NUMBER OF SHARES          (6)      SHARED VOTING POWER
BENEFICIALLY OWNED BY              333,888
EACH REPORTING PERSON     ----------------------------------------
WITH                      (7)      SOLE DISPOSITIVE POWER
                                   0
                          ----------------------------------------
                          (8)      SHARED DISPOSITIVE POWER
                                   333,888

------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        333,888
------------------------------------------------------------------
(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                 / /

------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       4.8%
------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON*

          IN
------------------------------------------------------------------

CUSIP No. 00650P107                             Page 5 of 12 pages
------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Aperture Partners, L.P.
            94-3128731
------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      *
                                             (a)  / /
                                             (b)  /x/
------------------------------------------------------------------
(3)   SEC USE ONLY

------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
------------------------------------------------------------------
                          (5)      SOLE VOTING POWER
                                   0
                          ----------------------------------------
NUMBER OF SHARES          (6)      SHARED VOTING POWER
BENEFICIALLY OWNED BY              333,888
EACH REPORTING PERSON     ----------------------------------------
WITH                      (7)      SOLE DISPOSITIVE POWER
                                   0
                          ----------------------------------------
                          (8)      SHARED DISPOSITIVE POWER
                                   333,888

------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        333,888
------------------------------------------------------------------
(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                 / /

------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       4.8%
------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON*

          PN
------------------------------------------------------------------

CUSIP No. 00650P107                             Page 6 of 12 pages
------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            S. Phillip Horsley
            ###-##-####
------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      *
                                             (a)  / /
                                             (b)  /x/
------------------------------------------------------------------
(3)   SEC USE ONLY

------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
------------------------------------------------------------------
                          (5)      SOLE VOTING POWER
                                   0
                          ----------------------------------------
NUMBER OF SHARES          (6)      SHARED VOTING POWER
BENEFICIALLY OWNED BY              333,888
EACH REPORTING PERSON     ----------------------------------------
WITH                      (7)      SOLE DISPOSITIVE POWER
                                   0
                          ----------------------------------------
                          (8)      SHARED DISPOSITIVE POWER
                                   333,888

------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        333,888
------------------------------------------------------------------
(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                 / /

------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       4.8%
------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON*

          IN
------------------------------------------------------------------

CUSIP No. 00650P107                             Page 7 of 12 pages
------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Gary L. Bridge
            ###-##-####
------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      *
                                             (a)  / /
                                             (b)  /x/
------------------------------------------------------------------
(3)   SEC USE ONLY

------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
------------------------------------------------------------------
                          (5)      SOLE VOTING POWER
                                   0
                          ----------------------------------------
NUMBER OF SHARES          (6)      SHARED VOTING POWER
BENEFICIALLY OWNED BY              333,888
EACH REPORTING PERSON     ----------------------------------------
WITH                      (7)      SOLE DISPOSITIVE POWER
                                   0
                          ----------------------------------------
                          (8)      SHARED DISPOSITIVE POWER
                                   333,888

------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        333,888
------------------------------------------------------------------
(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                 / /

------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       4.8%
------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON*

          IN
------------------------------------------------------------------

CUSIP No. 00650P107                             Page 8 of 12 pages
------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            N. Dan Reeve
            ###-##-####
------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      *
                                             (a)  / /
                                             (b)  /x/
------------------------------------------------------------------
(3)   SEC USE ONLY

------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
------------------------------------------------------------------
                          (5)      SOLE VOTING POWER
                                   0
                          ----------------------------------------
NUMBER OF SHARES          (6)      SHARED VOTING POWER
BENEFICIALLY OWNED BY              333,888
EACH REPORTING PERSON     ----------------------------------------
WITH                      (7)      SOLE DISPOSITIVE POWER
                                   0
                          ----------------------------------------
                          (8)      SHARED DISPOSITIVE POWER
                                   333,888

------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        333,888
------------------------------------------------------------------
(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                 / /

------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       4.8%
------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON*

          IN
------------------------------------------------------------------
CUSIP No. 00650P107                             Page 9 of 12 pages

Item 1.

     (a)  Name of Issuer.  Adaptive Solutions, Inc.

     (b)  Address of Issuer's Principal Executive Offices.

               1400 N.W. Compton Drive, Suite 340
               Beaverton, Oregon  97006

Item 2.

     (a)  Name of Person Filing.

               Pursuant to Rule 13d-1(f)(1) of Regulation 13D-G of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Act"), the undersigned hereby file this Schedule 13G Amendment No. 2 on behalf of Aperture Associates, L.P. ("Aperture"), Horsley Bridge Partners, Inc., formerly known as Horsley Keogh Associates Inc. ("HBP"), Kevin P. Wright ("Wright"), Aperture Partners, L.P. ("Aperture Partners"), S. Phillip Horsley ("Horsley"), Gary L. Bridge ("Bridge") and N. Dan Reeve ("Reeve"). Aperture, HBP, Wright, Aperture Partners, Horsley, Bridge and Reeve are sometimes hereinafter collectively referred to as the "Reporting Persons."

     (b)  Address of Principal Business Office or, if none, Residence.

               The principal business office of Aperture, HBP, Aperture Partners, Horsley, Bridge and Reeve is:

                    505 Montgomery Street
                    San Francisco, California  94111

               The principal business office of Wright is:

                    Venture Capital Development
                    Eastman Kodak Company
                    Building 83, Room 716
                    1999 Lake Avenue
                    Rochester, New York  14650


     (c)  Citizenship.

               Each of Aperture, HBP and Aperture Partners is organized in the State of Delaware.

               Each of Wright, Horsley, Bridge and Reeve is a citizen of the U.S.A.

CUSIP No. 00650P107                             Page 2 of 12 pages

     (d)  Title of Class of Security.

               Common Stock

     (e)  CUSIP Number.

               00650P107

Item 3.

               Not applicable.

Item 4.   Ownership.

                    Not applicable.

Item 5.   Ownership of Five Percent or Less of a Class.

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

                    Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                    Not applicable.


Item 8.   Identification and Classification of Members of the Group.

                    Not applicable.


Item 9.   Notice of Dissolution of Group.

                    Not applicable.


Item 10.  Certification.

                    Not applicable.


CUSIP No. 00650P107                             Page 11 of 12 pages

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1997

                              APERTURE ASSOCIATES, L.P.

                              By:   Horsley Bridge Partners, Inc.
                              Its:  General Partner


                                    By:   /s/ S. Phillip Horsley
                                          S. Phillip Horsley
                                    Its:  President


                              HORSLEY BRIDGE PARTNERS, INC.


                              By:   /s/ S. Phillip Horsley
                                    S. Phillip Horsley
                              Its:  President



                                    /s/ Kevin P. Wright
                                         KEVIN P. WRIGHT


                              APERTURE PARTNERS, L.P.


                              By:   /s/ S. Phillip Horsley
                                         S. Phillip Horsley
                              Its:  General Partner



                                    /s/ S. Phillip Horsley
                                       S. PHILLIP HORSLEY



                                    /s/ Gary L. Bridge
                                         GARY L. BRIDGE



                                    /s/ N. Dan Reeve
                                          N. DAN REEVE